Exhibit 3.7

State of Delaware

Secretary of State

Division of Corporations

Delivered 1:20 PM 12/04/2007

FILED 01:17PM 12/04/2007

SRV 071281306 - 3509794 FILE

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Growth Development, Inc., formerly known as Teeka Tan Products, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.         The name of the corporation is Growth Development Inc., formerly known as Teeka Tan Products, Inc., whose name change to Growth Development, Inc. is to become effective December 7, 2007.

2.         That a Certificate of Amendment to the Certificate of Incorporation was filed by the Secretary of State of Delaware on November 26, 2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.         The inaccuracy or defect of said Certificate is that the word “China” was inadvertently omitted from the name change.

4.	Article 1 of the Certificate is corrected to read as follows:

“The name of this Delaware corporation is China Growth Development, Inc.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed this 4th day of December 2007.

GROWTH DEVELOPMENT, INC.

f/k/a TEEKA TAN PRODUCTS, INC.

By:	/s/ Brian S. John
Brian S. John, President